Exhibit 10.1

Mr. Richard L. Markee

c/o Vitamin Shoppe, Inc.

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

Dear Rick:

Reference is made to the Employment and Non-Competition Agreement (the “Agreement”) dated January 1, 2015, as amended, between you and Vitamin Shoppe, Inc. (the “Parent”) and Vitamin Shoppe Industries Inc. (the “Company”). Capitalized terms used herein without definition have the meanings specified in the Agreement. The purpose of this letter is to notify you that your employment will end, upon expiration of the Agreement, by its terms, on January 4, 2016, and you will at that time serve as Non-Executive Chairman of the Board of Directors of the Parent. The termination of your employment is intended as a separation of service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

Accordingly, the following describes the payments and benefits that the Parent and the Company are offering you subject to your execution of the release (without revocation) attached hereto as Exhibit A and your continued compliance with the covenants contained in Sections 7, 8 and 9 of the Agreement (which remain in full force and effect):

(i) Payment of your Base Salary through January 4, 2016 and payment for accrued but not taken vacation in accordance with the Company’s payroll practices.

(ii) Payment of your Annual Cash Bonus as determined in accordance with Section 2(B) of the Agreement, payable at the time specified in Section 2(B).

(iii) In the event you elect COBRA and for so long as you are eligible for COBRA, the Company will make payments (“COBRA Payments”) to you (subject to tax withholdings) equal to that portion of your COBRA premium for you (and your covered dependents) that is in excess over the same rate as paid by similarly situated employees for non-COBRA coverage. The COBRA Payments will be payable in accordance with Section 5(J)(iii) of the Agreement; as contemplated by such provision, the first six months of COBRA Payments shall be paid to you on the first payroll date following six months from the Separation Date.

Following expiration of your eligibility for COBRA coverage and until you and your spouse are eligible for coverage under Medicare, the Company will arrange to provide you with medical insurance benefits substantially similar to those provided to executive officers of the Company. You will be responsible for paying the full cost of the premium for such medical insurance policy, and the Company will reimburse you for the amount paid by you in excess of the amount that would be paid by an executive officer of the Company for substantially similar benefits (the “Post-COBRA Payments”). The Post-COBRA Payments will be treated as a bonus, subject to applicable withholding taxes, and paid on a monthly basis within thirty days following the end of the applicable month.

In the event that applicable law prevents, or imposes a tax liability (in addition to the tax withholdings referenced above) or penalty in connection with, the provision of COBRA Payments and the Post-COBRA Payments, you and the Company agree to revisit the issue and discuss resolution, with the intent that the resolution would be consistent with the Company’s commitment to you to assist you and your spouse with the cost of medical coverage post-employment and pending Medicare eligibility. Except as modified herein, the terms and conditions of Section 5(J) remain in full force and effect.

(iv) So long as you remain a member of the Board of Directors of Parent, you shall continue to vest in all equity awards previously granted to you; provided, however, that the vesting of the restricted stock that is scheduled to vest on January 2, 2017 shall be accelerated to the date on which the Parent’s annual meeting of stockholders occurs so long as you remain a director through such date.

(v) You shall receive under separate cover information about the compensation that you will receive for your service as Non-Executive Chairman of the Board.

Sincerely,

VITAMIN SHOPPE, INC.

By:	/s/ David Kastin	December 31, 2015
Name:	David Kastin	Date
Title:	Senior Vice President-General Counsel

VITAMIN SHOPPE INDUSTRIES, INC.

By:	/s/ David Kastin	December 31, 2015
Name:	David Kastin	Date
Title:	Senior Vice President-General Counsel

Agreed and Acknowledged:

/s/ Richard L. Markee	December 31, 2015
Richard L. Markee	Date

Exhibit A

RELEASE AGREEMENT

1. Release. (a) In consideration of the obligations contained in the letter dated December     , 2015 to which this Release is attached (the “December 2015 Letter”) and for other valuable consideration, Richard Markee (“you”), for yourself, your heirs, dependents, legal representatives, executors, administrators and assigns), hereby release and forever discharge Vitamin Shoppe Industries Inc. (the “Company”) and Vitamin Shoppe, Inc. (the “Parent”) and their respective subsidiaries, affiliates and divisions, and each of their respective directors, officers, employees, shareholders, agents, administrators, trustees, employee benefit plans and assigns (in their official and individual capacities) (collectively, the “Released Parties”) from any and all claims, liabilities, causes of action, demands or rights of any kind (including without limitation for general, special or punitive damages, attorneys’ fees and expenses, and other compensation and/or equitable remedy), known or unknown, fixed or contingent, which have arisen at any time up to and including the date of execution of this Release arising during or in any manner out of your employment and the termination of your employment with the Company or your service as a Director of the Company and Parent (the “Claims”).

Without limiting the generality of the foregoing, this Release is intended and shall release all Claims, including, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, employee benefits, expenses, equity, severance, retirement or other benefits; breach of express or implied contract or promise; tort, harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; the federal WARN Act and similar state mini-WARN Acts; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Paid Family Leave Law, New Jersey Equal Pay Act, New Jersey Civil Rights Act, New Jersey Administrative Code), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside.

(b) Notwithstanding the foregoing, the release and discharge set forth in Section 1(a) above shall not apply to (i) Claims for payments and benefits to which you are entitled under the December 2015 Letter, (ii) your vested benefits under the Company’s employee benefit plans, including the 401(k) plan, (iii) the Company’s ongoing obligations under the equity agreements between you and the Company (as modified by the December 2015 Letter) and any Claims as a stockholder, (iv) the Company’s obligations to indemnify you to the maximum extent permitted by the Company’s organizational documents and law and Section 13 of the Employment and Noncompetition Agreement referred to in the December 2015 Letter, and (iv) any Claims that the law states may not be released.

(c) You agree that you have been paid and/or have received all compensation, wages, bonuses, benefits and/or leave (paid or unpaid), that are due to you and that no other compensation, wages, bonuses, benefits, expenses, fees and/or leave (paid or unpaid) are due to you, except as provided in the December 2015 Letter. You further represent that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or similar law and have been provided and/or have not been denied any reasonable accommodations under the Americans with Disabilities Act or similar law.

(d) You represent and agree that you have not filed, or caused to be filed, any lawsuits or complaints against any Released Party, including with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Released Parties, you agree, to the extent permitted by applicable law, not to sue any Released Party in any forum or assist or otherwise participate willingly or voluntarily in any lawsuit or claim, investigation or other proceeding of any kind which relates to any matter that involves any Released Party, and that occurred up to and including the date of your execution of this Release, unless as required to do so by court order, subpoena or other directive by a court, administrative agency or legislative body, other than to enforce the Agreement. This section is not intended to affect your right to file a charge with and/or participate in an investigation or proceeding conducted by a governmental administrative agency (including without limitation the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or other federal, state or local governmental agency charged with the enforcement of any laws), although you agree that you are hereby waiving any right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency.

(e) If you breach your promises set forth in this Section 1 and file a complaint or lawsuit based on what you released (which does not include the claims set forth in Section 1(b)), you agree to pay for all liabilities and costs incurred by the Released Parties, including reasonable attorney’s fees and costs, in defending against any such action to the extent permitted by law. In addition, the Company’s obligations to make the payments and provide the benefits under the December 2015 Letter shall cease and the Company will be entitled to seek monetary damages, injunctive relief or any other available legal remedies.

2. Acceptance. You shall have twenty-one (21) days from the date you receive this Release to consider the terms of this Release. In order to receive the benefits and payments provided for by the December 2015 Letter, you must execute this Release and return it to the Company addressed to the General Counsel, at 300 Harmon Meadow Boulevard, Secaucus, NJ 07094, so that it is received any time on or before the expiration of the 21-day period. After executing this Release, you shall have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel no later than the seventh (7th) day following the date you executed the Release. In the event you do not sign this Release, or in the event you revoke this Release during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth in the December 2015 Letter shall automatically be deemed null and void.

3. Voluntary Assent. You affirm that you have read this Release and understand all of its terms. You further acknowledge that you have voluntarily entered into this Release; that you have not relied upon any representation or statement, written or oral, not set forth in the Release or Agreement; that the only consideration for signing this Release is as set forth in the Agreement; that the consideration received for executing this Release is greater than that to which you may otherwise be entitled; and that this document gives you the opportunity and encourages you to have this Release reviewed by your attorney and/or tax advisor. You also acknowledge that you have been given up to twenty-one (21) days to consider this Release and that you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.

Agreed and Accepted:

Richard Markee

Dated:

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